As filed with the Securities and Exchange Commission on July 9, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIFTH THIRD BANCORP

(Exact name of issuer as specified in its charter)

Ohio	31-0854434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

Fifth Third Bancorp 2014 Incentive Compensation Plan

(Full title of the plan)

H. Samuel Lind, Esq.	Copy To:
Fifth Third Bancorp	Gwen M. Morris, Esq.
38 Fountain Square Plaza	Graydon Head & Ritchey LLP
MD 10AT76	1900 Fifth Third Center
Cincinnati, Ohio 45263	511 Walnut Street
(513) 534-6757 (fax)	Cincinnati, Ohio 45202
(513) 333-4381 (fax)

(Name and address of agent for service)

(800) 972-3030

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, no par value per share	36,000,000 shares	$21.5825(2)	$776,970,000.00(2)	$100,073.74

(1)	Pursuant to Rule 416(a), this registration statement covers such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (h), based upon the average of the high and low prices of Fifth Third Common Stock as reported on The Nasdaq Global Select Market on July 3, 2014.

Part I Information Required in the Section 10(a) Prospectus.

The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements’ of Section 10(a) of the Securities Act. See Rule 428(a)(1).

Part II Information Required in the Registration Statement.

Item 3.	Incorporation of Documents by Reference.

The following documents, as filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended, are incorporated herein by reference and made a part hereof:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

(2)	the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2014;

(3)	the Registrant’s Current Reports on Form 8-K filed with the SEC on January 28, February 7, February 28 (as amended February 28), March 4, March 21, March 31, April 16, April 22, April 28, May 29, and June 5, 2014 (as amended June 5, 2014);

(4)	the Registrant’s Proxy Statement on Schedule 14A filed with the SEC on March 6, 2014;

(5)	the description of the Registrant’s Common Stock contained in a registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

(6)	all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered under the Plan have been issued or which deregisters all such securities remaining unissued.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents, except for information furnished in any such filings, which information is not deemed filed and is not incorporated by reference herein.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interest of Named Experts and Counsel.

The validity of the Common Stock offered hereby has been passed upon by H. Samuel Lind, Vice President and Counsel to the Registrant. Mr. Lind is eligible to participate in the plan and receive shares of Common Stock on the same terms and conditions as other participants holding similar positions with the Registrant.

Item 6.	Indemnification of Directors and Officers.

Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following (a) any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper; and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

In addition, Section 1701.13(E)(5)(a) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Fifth Third.

The code of regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law, subject to the limits of applicable federal law and regulation. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law, subject to the limits of applicable federal law and regulation.

Fifth Third carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description of Exhibit

4.1	Fifth Third Bancorp 2014 Incentive Compensation Plan*

5.1	Opinion of Counsel employed by Fifth Third Bancorp

23.1	Consent of Counsel employed by Fifth Third Bancorp (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

*	Incorporated by reference. See Exhibit Index.

Item 9.	Undertakings

Rule 415 Offering

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Filings Incorporating Subsequent Exchange Act Documents By Reference

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on July 9, 2014.

FIFTH THIRD BANCORP

By:	/s/ KEVIN T. KABAT
Kevin T. Kabat
Vice Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints KEVIN T. KABAT, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ KEVIN T. KABAT	Date: July 9, 2014
Kevin T. Kabat
Vice Chairman and Chief Executive Officer

Principal Financial Officer:

/s/ TAYFUN TUZUN	Date: July 9, 2014
Tayfun Tuzun
Executive Vice President and Chief Financial
Officer

Principal Accounting Officer:

/s/ MARK D. HAZEL	Date: July 9, 2014
Mark D. Hazel
Senior Vice President and Controller

Directors of the Company:

/s/ NICHOLAS K. AKINS	Date: July 9, 2014
Nicholas K. Akins

/s/ B. EVAN BAYH III	Date: July 9, 2014
B. Evan Bayh III

/s/ ULYSSES L. BRIDGEMAN, JR.	Date: July 9, 2014
Ulysses L. Bridgeman, Jr.

/s/ EMERSON L. BRUMBACK.	Date: July 9, 2014
Emerson L. Brumback

/s/ JAMES P. HACKETT	Date: July 9, 2014
James P. Hackett

/s/ GARY R. HEMINGER	Date: July 9, 2014
Gary R. Heminger

/s/ JEWELL D. HOOVER	Date: July 9, 2014
Jewell D. Hoover

/s/ KEVIN T. KABAT	Date: July 9, 2014
Kevin T. Kabat

/s/ MITCHEL D. LIVINGSTON, PH.D.	Date: July 9, 2014
Mitchel D. Livingston, Ph.D.

/s/ MICHAEL B. MCCALLISTER	Date: July 9, 2014
Michael B. McCallister

/s/ HENDRIK G. MEIJER	Date: July 9, 2014
Hendrik G. Meijer

/s/ MARSHA C. WILLIAMS	Date: July 9, 2014
Marsha C. Williams

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

4.1	Fifth Third Bancorp 2014 Incentive Compensation Plan (filed as Annex A to the Registrant’s Proxy Statement dated March 6, 2014 relating to the Registrant’s 2014 Annual Meeting of Shareholders, and incorporated by reference herein) *

5.1	Opinion of Counsel employed by Fifth Third Bancorp

23.1	Consent of Counsel employed by Fifth Third Bancorp (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

*	Incorporated by reference.